UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 18, 2011

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES
CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

Attachment I of this Form 8-K contains the prepared remarks for IBM’s Chief Financial Officer Mark Loughridge’s fourth quarter earnings presentation to investors on January 18, 2011.  Certain reconciliation and other information (“Non-GAAP Supplementary Materials”) for this presentation was included in Attachment II to the Form 8-K that IBM submitted on January 18, 2011, which included IBM’s press release dated January 18, 2011.  All of the information in Attachment I is hereby filed.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: January 19, 2011

	By:	/s/ James J. Kavanaugh

James J. Kavanaugh
Vice President and Controller

3

ATTACHMENT I

Introduction

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM.  I’m here with Mark Loughridge, IBM’s Senior Vice President and Chief Financial Officer, Finance and Enterprise Transformation.  Thank you for joining our fourth quarter earnings presentation.

The prepared remarks will be available in roughly an hour, and a replay of this webcast will be posted to our Investor Relations website by this time tomorrow.

Our presentation includes certain non-GAAP financial measures, in an effort to provide additional information to investors.  All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end, and in the Form 8-K submitted to the SEC.

Let me remind you that certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.  Those statements involve a number of factors that could cause actual results to differ materially.  Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Now, I’ll turn the call over to Mark Loughridge.

4Q10 Financial Highlights

Thanks for joining us today.

We just completed a great quarter, with 7 percent revenue growth both as reported and at constant currency, expansion of gross, pre-tax and net margins, and earnings per share of $4.18, up 16 percent year to year.  This represents our 32nd consecutive quarter of earnings per share growth, the only Dow component with that record.  And we generated $8.7 billion of free cash flow in the quarter, up a billion and a half year to year.

Our revenue growth of 7 percent was the best constant currency revenue growth in almost a decade, driven by hardware and software.  Systems and Technology was up 22 percent at constant currency, with growth in every platform, and particularly strong performance in our System z mainframe.  Our software revenue was up 12 percent at constant currency without the divested PLM operations.  As I said back in October, our total services revenue growth rate was in line with the third quarter.  Our total services backlog ended the year at $142 billion.  At constant currency that’s up $4 billion year to year, and up $7 billion since September.  From a geographic perspective our major market revenue growth was 5 percent at constant currency, led by the U.S., France and Italy.  Our growth markets revenue was up 13 percent at constant currency.  Business analytics, another of our key growth initiatives, was up 19 percent.

Along with strong revenue growth we had great profit and margin performance while continuing a high level of investment.

You see this in our financial summary.

Financial Summary

We expanded gross margin by eight tenths, with increases in Systems and Technology, and Software.

Our expense was up 7 percent year to year, in line with revenue growth.  The increase was driven by acquisitions over the last 12 months and higher expenses associated with our strong revenue performance as well as investments in capacity for ongoing growth.

We increased pre-tax income by 9 percent, and pre-tax margin was up over 50 basis points to 24 percent.

Our net income was also up 9 percent, and net margin expanded to over 18 percent.

Finally, our ongoing share repurchase activity drove a 6 percent reduction in our share count.

When you put this all together, we delivered EPS of $4.18, which is up 16 percent year to year.  For the full year, our EPS was $11.52, up 15 percent, making this our eighth consecutive year of double-digit EPS growth.

Our strong earnings performance drove $16 billion of free cash flow, up $1.2 billion year to year, and consequently we’re ending the year with a very strong balance sheet, including $11.7 billion of cash, most of which is in the U.S.

4Q Earnings Presentation Agenda

I want to put this performance in the context of our 2010 roadmap.  I’ll then take you through the details of our fourth quarter results, and wrap up with our 2015 roadmap.

2010 EPS Roadmap (May 2007)

Early in 2007, we established our earnings per share roadmap to 2010.  This is the chart I showed at our investor meeting in May of 2007, when we introduced the roadmap.  In that meeting, we presented an EPS objective of $10 to $11.  In addition to the EPS target, we provided an analysis of the key factors driving earnings growth from 2006 to 2010.

2010 EPS Roadmap Results

Now, at the end of the roadmap period, we’ve delivered $11.52 of earnings per share, well above the high end of the range of $10 to $11.  Let me go through the major elements.

With the pressure on revenue given the recession, we relied on other elements of our model to achieve the 2010 objective.  We worked on our cost and expense structure, continuing to globalize our business.  We continued to improve our mix of business.  And we generated a lot of cash, which allowed us to acquire key capabilities, and to return significant value to shareholders.  So we delivered the results with margin expansion, acquisitions, and share repurchase.

And we said at the time that the improvement in pension would be what it would be, due to the variability of market returns and discount rates.

So we were able not only to achieve, but to exceed the roadmap objective due to the resilience of our business model.

2010 EPS Roadmap Annual Progress

Looking at our progress by year, we’ve had consistently strong performance in EPS, with double-digit growth every year.

With 2010 EPS of $11.52, we beat the low end of the target by $1.52, and the high end by 52 cents, which is even more impressive when you consider we had to deal with a severe recession.

Success of IBM’s Business Model

In fact, IBM performed better than others over the last few years, and this resulted in superior returns to investors over the roadmap period.

IBM’s business results since 2006 significantly outperformed those of the S&P 500.  If you compare our EPS growth to the S&P, you can see that IBM’s growth rate is 17 percent, while the earnings of the S&P was flat.

And when you look at total return on the stock, which includes share price plus dividends, we cumulatively returned 62 percent or $47 billion of shareholder value, since the end of 2006, while an investment in the S&P resulted in a modest decline.

IBM Transformation

IBM’s performance is the result of a transformation we started at the beginning of this decade.  We’ve been shifting our business to higher value areas, improving productivity, and investing to drive future growth.  The changes to our business are pretty dramatic — I’ll give you a couple of examples.

To capture the opportunity in emerging markets, we created a dedicated management system, and have been investing to drive market expansion and infrastructure development.  Since 2000, we’ve added $10 billion in annual revenue from our growth markets, and with these markets consistently outpacing the more established major markets, the revenue contribution from the growth markets has increased significantly to 21 percent in 2010.

Across all of IBM, we have been shifting to higher value areas while divesting commoditizing business.  These actions have contributed to a significant change in our mix of business. In 2000, services segments PTI was $4.5 billion, and in 2010 it’s over $8 billion.  Our software profit growth is even more impressive.  In 2000, software segment PTI was $2.8 billion, and in 2010 it’s over $9 billion.  That’s more than tripled — and software now contributes 44 percent of our segment profit, up from 25 percent in 2000.

When you look at IBM’s financial results, since 2000 we have added $10 billion of pre-tax income, nearly tripled EPS, and generated $109 billion of free cash flow over the period.

Our strong profit and cash generation have allowed us to invest in the business, while delivering significant shareholder returns.  Over the last ten years we’ve invested almost $60 billion in R&D as well as $32 billion of gross spend to acquire 116 companies, adding to our capabilities in high value areas like business analytics, and smarter planet.  At the same time we’ve returned $107 billion to shareholders — almost $90 billion through share repurchases, and we’ve increased our dividend five fold since 2000.

2010 marks the end of a very successful decade.  The changes we’ve made over the last ten years have strengthened our business, and position us well to deliver over the next five years.

4Q Earnings Presentation Agenda

Now let me get into the fourth quarter details, starting with revenue by geography.

Revenue by Geography

With 7 percent revenue growth, we had strong performance in major markets and growth markets.  I’ll focus the geo comments on constant currency.

Major markets revenue was up 5 percent, driven by the U.S., and southwest Europe.  The U.S., our largest market, was up 10 percent.  This is the strongest year-to-year growth in 11 years, with improvements across our businesses.  Europe’s performance was led by double-digit growth in France, and solid performance in Italy.

As I mentioned in the opening, our growth markets had terrific performance, up 13 percent. For the full year, the growth markets were up 11 percent, and outpaced the major markets by 10 points, faster than we saw in both 2008 and 2009.  The combined revenue in the BRICs was up 17 percent, with growth in each of the four countries, and particularly strong growth in China which was up 25 percent and Russia, up 46 percent.  Our growth markets performance was broad-based, with double-digit growth in 50 growth market countries, up from 32 last quarter.  We picked up share in hardware and software, and gained share in growth markets overall.

Revenue by Segment

Turning to revenue by segment, as expected, the total services growth rate was consistent with the third quarter.  So the improvement in our revenue growth was driven by the hardware and software transactional businesses.

Systems and Technology had fantastic performance, with 21 percent growth.  We had growth in every platform, but the most impressive growth was in our System z mainframes, which were up almost 70 percent.

Our software growth was also very strong, up 11 percent excluding the divested PLM operations, a view that best represents our ongoing business.  Software growth continues to be led by key areas like business commerce, systems management and business analytics.

I’ll get into more detail when we discuss the segments.

Expense Summary

Our Total Expense and Other Income was up 7 percent, in line with our revenue growth.

Growth in acquisition expense contributed 4 points of the increase.

Base expense excluding currency and acquisitions was up 5 points, driven by a higher level of expense to drive this quarter’s strong revenue performance, and investment in capacity to support future growth.

Now I’ll comment on a couple of items that had larger year-to-year impacts to our profit.

Our workforce rebalancing charges were better by about $60 million year to year.  In the first quarter of 2011, we expect a gain on an asset sale, which will be largely offset by workforce rebalancing predominantly in Europe, though we expect restructuring charges to be down year to year.

And second, with the year-to-year change in currencies, our hedge of cash flow program generated a loss of about $40 million in the quarter in cost and expense as compared to last year’s loss of over $250 million.  We estimate that the total help to the bottom line from currency, between translation and hedging, is about 6 cents year to year in the quarter, but a year-to-year hurt to full year EPS of about 11 cents.

So now let’s turn to our segments.

Services Segments

The two services segments delivered $14.9 billion in revenue, up 2 percent.  Global Business Services grew 4 percent, and Global Technology Services was up 1 percent.

Total Backlog was $142 billion.  At constant currency, this is up $4 billion year to year and $7 billion quarter to quarter.  Backlog for our outsourcing businesses, which is the primary driver of outsourcing revenue, was $97 billion, up $1 billion year to year and $5 billion quarter to quarter excluding currency.

Total signings were $22.1 billion, up 18 percent, with transactional signings of $8 billion, up 8 percent, and outsourcing signings of $14 billion, up 24 percent.  This quarter we signed 19 deals over $100 million.

Now let’s move on to the two segments.

In Global Technology Services, revenue was $10.2 billion.

GTS Outsourcing revenue was up 1 percent.  Revenue was driven primarily from existing backlog, though this quarter we had an increase in revenue from our base accounts, which was the first quarter of base growth since the fourth quarter of 2008.  We see customers starting to spend more in their base business as we exit the recession.  The increase in outsourcing backlog was due to significant demand for our offerings in the growth markets, as we help our clients build out their IT infrastructures.

Integrated Technology Services revenue growth improved from previous quarters, as we continue to have good performance in the growth markets.

Global Technology Services pre-tax income was up 6 percent, and pre-tax margin expanded to 15.8 percent.

Turning to Global Business Services, revenue was up 4 percent to $4.8 billion.  We delivered growth in outsourcing, and in our transactional businesses, both Consulting and Systems Integration.  We gained share for total GBS, with gains in Consulting, and sustained share in Application Management Services.

From a geographic perspective, our best performance was in North America, which was up 11 percent at constant currency.  From a sector perspective, growth was led by Distribution, Financial Services, Industrial, and General Business.

And we continued to have good performance in our growth initiatives in GBS, with Business Analytics revenue up over 40 percent.  We’ve now added over 4,000 consultants in 2010, and now have over 7,800 dedicated consultants in our business analytics practice.

Global Business Services pre-tax profit margin was 15 percent, as we continued to invest in globally integrated capabilities, and skills to support growth initiatives.

Outsourcing Services Trending

Before moving from Services let me spend a minute on the drivers of revenue in our services businesses.  First, I’ll focus the discussion on the outsourcing businesses, which are just under half of services revenue and includes strategic outsourcing, business transformation outsourcing, and application outsourcing.  Then I’ll move on to the transactional businesses.

We had a great quarter in outsourcing signings, up 24 percent.  On a dollar basis, that’s double our third quarter signings.  So, very strong performance, but also a good example of signings volatility or unevenness by quarter.

We’ve included a chart that shows outsourcing revenue and signings growth for the last three years.  As you can see, outsourcing signings are very volatile, and certainly not a good predictor of revenue.  This is due to the many factors that impact how signings ultimately translate to revenue, such as duration, start date, new vs. extensions.

On the bottom of the chart you can see outsourcing backlog over the same period.  This backlog has been very stable, with characteristics more similar to revenue.  It’s primarily the composition of contracts within the backlog that drive revenue growth.

To better understand that composition and the impact on revenue over the next year, we have taken a look at how that backlog runs out over time.  The biggest driver of next year’s outsourcing revenue is in fact the backlog that we enter the year with.

Outsourcing Backlog Run Out

In the next chart, you see that a high percentage of 2010 outsourcing revenue came from the backlog that we started the year with.  Most of the remaining revenue came from new business we sold into our existing accounts and a much smaller portion from new client signings.  Although these factors can change year to year, the general characteristics are consistent over time.

Now if you look at our outsourcing backlog at the end of 2010, the revenue that we expect to come from backlog in 2011 is in fact up 3 percent year to year.  So we have very good visibility into a large component of next year’s performance.

Transactional Services Trending

Now I will turn to the transactional businesses which are just over a third of services revenue, and include Integrated Technology Services, and Consulting and Systems Integration.  As you can see in the chart, when you look at the combined transactional businesses, the revenue growth and signings growth are very similar within a quarter.

To help investors better understand the services revenue drivers, our plan is to report the outsourcing backlog as a discrete metric each quarter, and then next year update the outsourcing backlog run out.  And we will begin reporting the transactional and outsourcing revenue components of Global Businesses Services, which gives you better insight into revenue.

Software Segment

Software had a very strong quarter; revenue of $7 billion was up 7 percent, or 8 percent at constant currency.  Adjusting for the divestiture of PLM, which is a more appropriate view of our ongoing business, our revenue is up 11 percent, or 12 percent at constant currency.  This is double the growth rate of our strong performance in the first three quarters of the year.

Key Branded Middleware grew 13 percent, gaining share for the 13th straight quarter as we continue to extend our lead in the middleware market.  Software revenue continues to mix to the faster growing Branded Middleware, in the quarter it accounted for 66 percent of our total software, up 3 points from this time last year.

We had very strong performance in our Key Middleware Brands: WebSphere up 32 percent year to year; Tivoli was up 12 percent; Rational up 10 percent, and Information Management up 10 percent.

And we continue to add to IBM’s capabilities.  With the acquisition of Netezza, we can extend the value of business analytics to both large enterprises and smaller clients, with a system that’s simple, economical and offers quick time-to-value.  Netezza is a leading provider of high-performance analytics appliances that can be up and running in a matter of hours, handling complex analytical queries 10 to 100 times faster than traditional systems.  It helps clients gain faster insights into their business information, with increased performance at a lower cost.  Netezza got off to a strong start this quarter, and complements IBM’s Business Analytics and Optimization capabilities.

The fourth quarter wrapped up a strong year for our software segment.  With $3.2 billion of profit in the quarter, up 4 percent, we delivered $9.1 billion of software profit for the year — up $1 billion year to year.  Our software profit has tripled since 2000, and in 2010 contributed 44 percent of IBM’s segment profit.

Systems and Technology Segment

Our Systems and Technology Segment had a terrific quarter delivering $6.3 billion of revenue, up 21 percent year to year or 22 percent at constant currency.  This is the best revenue performance in over a decade.  Revenue was driven by growth in all brands with strong double-digit growth in System z, Power entry systems, System x, Disk Storage, Retail Store Solutions and Microelectronics.

Both the major markets and growth markets grew over 20 percent year to year.

We gained 3 points of market share in total servers and gained share in each of the server brands, while storage held share.

Gross profit margin expanded 1 point and PTI margin expanded 3 points, while pre-tax income grew 45 percent year to year.

For the full year, revenue was $18 billion, up 11 percent year to year, maintaining our market share leadership in systems.

Now, let me take you through more details by brand.

System z revenue grew 69 percent year to year driven by our first full quarter of shipments of the new zEnterprise.  This performance reflects the value and innovation System z delivers to our customers.  MIPS grew 58 percent year to year, the highest growth in 6 years, and we added 24 new System z customers to the platform.

Power Systems grew 2 percent year to year and 6 percent when you combine Power hardware with our Power system software.  We extended our market leadership this quarter — the 11th consecutive quarter of year-to-year share gains.  This was the first quarter with the complete Power7 product line available.  We had strong customer acceptance of the newly introduced entry systems, which grew 30 percent year to year, and we sold out of our 520, 720 and 740 entry systems.  Mid-range Power grew 7 percent year to year, the third consecutive quarter of growth.  And in the fourth quarter we shipped nearly 200 high end 795 servers, three times as many as third quarter, with strong momentum as we enter 2011.  Our competitive takeouts continued in the fourth quarter.  We drove over 280 competitive unit displacements which resulted in approximately $325 million of business.  This is the largest quarter ever for Power competitive displacements.  For the year, we had over 1000 competitive displacements which generated sales of nearly $1 billion.  Roughly 60 percent of these wins came from legacy Sun

UNIX installed accounts and 30 percent from HP installed accounts.  We also drove x86 consolidations to Power, with over 100 competitive wins.

Storage hardware revenue grew 8 percent year to year or 10 percent at constant currency.  In the growth markets, Storage revenue grew 23 percent year to year at constant currency; this is the third consecutive quarter of growth above 20 percent.  Disk grew 11 percent, driven by continued strength in high-end Storage, DS8000 and XIV.  We added more than 200 new customers to our XIV platform in 4Q and over 975 since the acquisition.  And we had a successful launch of our new V7000 midrange product, which was sold out.

System x revenue grew 18 percent year to year, the fifth consecutive quarter of strong double-digit growth.  Growth was driven by the high-end of System x which was up over 30 percent.  System x blades grew 14 percent year to year.

Retail Store Solutions grew 26 percent year to year and extended IBM’s leadership position as a point of sale provider.

Microelectronics OEM revenue was up 30 percent year to year.  We had strong revenue growth from our OEM customers in both networking and game consoles.

For the year, Systems and Technology delivered 11 percent year-to-year revenue growth and increased both gross and pre-tax margins.

Cash Flow

Turning to cash flow, we had very strong performance for the quarter and full year.  We generated $8.7 billion of free cash flow in the quarter, up $1.5 billion year to year.  The growth was driven by net income and working capital efficiencies. Strong collections and inventory management drove the majority of the year-to-year working capital improvements.

On a full year basis, we generated $16.3 billion of free cash flow, which is growth of $1.2 billion over last year.  We invested $4 billion in capital expenditures, up $200 million from last year in support of new hardware products and semiconductor technology.  And remember, our full year free cash flow growth was significantly impacted by $700 million year to year due to unique one-time tax refunds, as disclosed in previous quarters.

When I look at uses of cash for the year, we spent almost $6 billion in acquisitions — that’s net spending, up $4.7 billion from last year.  This includes $2.9 billion of spending in fourth quarter to acquire Netezza, Unica, Blade Network, Clarity Systems, Open Pages and PSS Systems, so a very strong end to the year.

In addition, we returned $18.6 billion to shareholders, including $3.2 billion in the form of dividends, up from $2.9 billion in 2009.  And we bought back almost 118 million shares for $15.4 billion.  At the end of the year, we had $8.7 billion remaining in our buyback authorization.

Balance Sheet

Turning to the balance sheet, we ended the quarter with a cash balance of $11.7 billion, up $600 million from third quarter.

Total debt was $28.6 billion, of which nearly $23 billion was in support of our financing business, which is leveraged at seven to one.  So, our non-financing debt was $5.8 billion, up $300 million from third quarter and up $2.1 billion from a year ago.  At these debt levels, non-financing debt-to-cap was 23 percent, up from 16 percent a year ago.  With this amount of leverage, we continue to have a high degree of financial flexibility.

Our balance sheet remains strong and positioned to support the business over the long term.

EPS Bridge — 4Q09 to 4Q10

I’ll wrap up the discussion of the fourth quarter with a summary of the drivers of our earnings per share performance.

This quarter, 7 percent revenue growth made a strong contribution to our earnings growth, 24 cents year to year.

Operating leverage, in this case driven by gross margin expansion, added 9 cents.

And lower share count contributed 26 cents.

EPS Bridge — FY09 to FY10

For the full year, operating leverage was the largest contributor to our earnings growth, though we had good contribution from both revenue growth and share repurchase.

All in, we delivered EPS of $11.52, our eighth consecutive year of double-digit earnings per share growth.

2010 Summary

So 2010 was a very good year for us.  We improved revenue performance over the course of the year, and as you would expect our transaction businesses led the improvements.   Our growth initiatives also provided good lift.

We relied on productivity initiatives to drive margin improvement above the model level, with pre-tax and net margins each up 80 basis points.

Throughout the year, we continued to invest for innovation.   This supported the introduction of our new System z mainframes, and Power7 products. We invested $6 billion to acquire 17 companies, adding significant capabilities to support our growth initiatives.

We generated a lot of cash, over $16 billion, and we returned over $18 billion of capital to shareholders through share repurchases and dividends.

So overall, a strong year, capping off a strong 2010 roadmap.

4Q Earnings Presentation Agenda

So now, we’ll move on to the 2015 roadmap.  We’re going to go through this in a lot more detail in our investor meeting in early March.

Transition to Operating Earnings

I’ll start with the transition to operating earnings, our new non-GAAP reporting format.  We introduced this at our investor meeting back in May of 2010 and since then provided supplemental information on this view in our second and third quarter earnings reports — and at the end of August we published quarterly history for 2008, 2009 and 2010.   We did that to give investors time to adjust their models before the beginning of 2011.

We’re providing 2011 expectations for operating EPS today, and starting with our first quarter ‘11 reporting in April we will increase the focus on operating earnings in our earnings presentation.

We introduced this new view of the business because we believe operating earnings provides better transparency to our operating results, and because we’re separately reporting the non-operating elements of pension, we’ll provide more insight into our pension performance as well.  I’ll update you on our view of pension in just a minute.

We believe that operating earnings also provides better comparison to our tech peers, and by removing the non-operating element of pension, allows us to provide a better long term view of the business.

Operating Earnings

For 2010 our operating EPS was $11.67.  That excludes the acquisition-related charges of 34 cents.  And excludes non-operating pension, which was income of 20 cents per share.  The net difference between GAAP and operating EPS for 2010 is 15 cents.

So $11.67 is the base, or the starting point, for our 2015 roadmap objective.

I want to be clear that starting in 2011, operating earnings is the way we’re running the business as we drive for at least $20 of operating EPS in 2015.  Our management decisions will support operating earnings.   The business units are driving for operating earnings.  Our compensation is tied to operating performance.

GAAP earnings, which include the non-operating pension and acquisition-related charges, will vary over time.  For example, at current pension assumptions, in the early years GAAP EPS growth will lag operating EPS growth, but in the later years of the roadmap GAAP growth will be higher.

You’ll see these dynamics in the pension discussion.

Retirement-Related Charges — Operating Performance

So let me spend a couple of minutes on pension, to give you an update on the operating and non-operating performance.  I’m using the same format we used at the May investor meeting.

Let’s start with operating cost, which consist of service cost and defined contribution cost.  As we showed you in May, these costs are relatively stable, at just under $2 billion per year.  The corresponding cash is also stable through time.

These costs are included in our operating earnings definition, as they are labor costs associated with running our business.

Retirement-Related Charges — Non-Operating

Now I’ll turn to the non-operating elements, which are primarily those related to changes in plan assets and liabilities, and are most dependent on discount rate movements and return on assets.  From a financial perspective, we’re focused on the cash, balance sheet and funding implications, not the I&E.  So funded status is very important.

At the end of 2010 our defined benefit tax qualified plans were well funded, with our U.S. plan fully funded at 101 percent, consistent with December 2009, and our global plans at 99 percent.  There are a number of factors that contribute to this.

Despite volatile market conditions, global asset returns were strong at almost 12 percent.  This is the second consecutive year of strong performance.  Looking forward, we’ll take our average expected long-term return assumption to 7.3 percent, and reduce our discount rate to 4.7 percent, reflecting the current interest rate environment.

While these market dynamics have generated some near-term impact to non-operating cost, cost over the longer term has improved, with 2015 actually better than discussed in May, while cash as you can see remains relatively unaffected.

We now expect 2011 non-operating pension to be down $400 million year to year.   This is $100 million more of an impact than we showed you in May, due to the decline in discount rates in 2010.

Looking over the roadmap, based on 2010 assumptions, we now expect about $100 million of income from non-operating pension in 2015.  This is better than what we showed you in May by $400 million, due to strong asset returns.

But what is really important is cash — and despite the volatility in the GAAP I&E, cash remains stable to improving over time.  2011 non-operating cash requirements are $100 million better than we showed in May, with 2015 unchanged.

Retirement-Related Charges — Non-Operating Year/Year

Here you can see clearly the year-to-year impact on GAAP earnings, verses the cash requirements.  Based on year end 2010 assumptions, non-operating pension will impact year-to-year GAAP earnings growth through 2013.  But starting in 2013, this reverses, and non-operating pension would benefit the year-to-year GAAP earnings growth.  So by 2015, non-operating pension returns to an income to the P&L.  But as I said, there is very little year-to-year impact on cash, in fact the cash requirements would be stable through 2013, and improve slightly by 2015, so much more stable over time.

Bottom line, we are managing our business to drive operating earnings over the long term, and from a financial perspective we’re focused on the cash and balance sheet implications for pension assets and liabilities.

2015 Roadmap

So let’s summarize our new roadmap, with an objective of at least $20 of operating earnings per share in 2015.  As in our last roadmap, we’ve identified the major drivers of performance — revenue growth, operating leverage, and share repurchase.

The revenue growth comes from a combination of base revenue growth, a mix to faster growing businesses, and acquisitions closed between 2010 and 2015.  The operating leverage will come from both shift to higher margin businesses, and enterprise productivity.  We’re driving for $8 billion of productivity over the next five years; part will go to our bottom line, and part to drive competitiveness in the marketplace.  And, we’ll continue to return value to shareholders, with $50 billion of share repurchase and $20 billion of dividends.  Overall, you’ll see that we expect fairly balanced contribution from revenue growth, operating leverage, and share repurchase.

And just as in the 2010 roadmap, we’re relying on the resilience of our business model to drive the overall objective of at least $20 of Operating EPS.

IBM Transformation Continues

2011 will be our first step toward this 2015 objective.  We enter the year with a strong portfolio of offerings, momentum in our key growth initiatives, a solid operating model, and a strong financial position.

We expect to deliver operating EPS of at least $13 for the year, which at 11 percent growth is right on track to achieve at least $20 of operating earnings in 2015.

Now Patricia and I will take your questions.

Closing

Thank you, Mark.  Before we begin the Q&A I’d like to remind you of a couple of items.

First, we have supplemental charts at the end of the deck that complement our prepared remarks.

Second, I’d ask you to refrain from multi-part questions.

When we conclude the Q&A, I’ll turn the call back to Mark for final comments.

Operator, please open it up for questions.